UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

Horizon Pharma Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Adelaide Chambers, Peter Street, Dublin 8, Ireland

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 011-353-1-449-3250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 19, 2013, in connection with the issuance by Horizon Pharma, Inc. (the “Company”) of its 5.00% Convertible Senior Notes due 2018 (the “Notes”), the Company entered into certain capped call transactions with Deutsche Bank AG, London Branch, and Société Générale (the “counterparties”). The capped call transactions were expected generally to reduce potential dilution to the common stock of the Company upon any conversion of the Notes if the market price per share of the common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponded to the conversion price of the Notes and was subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes.

The capped call transactions provided the counterparties a right to terminate the transactions in the event of certain transactions, including the merger of the Company with and into a subsidiary of Horizon Pharma Public Limited Company (“Horizon”) consummated on September 19, 2014. On September 23, 2014, the counterparties to those certain capped call transactions exercised their rights to terminate the capped call transactions. In connection with such termination, the Company expects to receive 384,366 ordinary shares of Horizon and between $8.1 million and $10.3 million in cash, depending in part on the average volume weighted average price of Horizon’s ordinary shares during a measurement period expected to end on September 25, 2014.

The Company has been advised that, in connection with the termination of the capped call transactions, the counterparties and/or their affiliates, expect to unwind various hedging transactions with respect to Horizon’s ordinary shares. These activities could have an effect on the market price of the Company’s common stock concurrently with or immediately following the termination of the capped call transactions. These activities could have an effect on the market price of Horizon’s ordinary shares concurrently with or immediately following the termination of the capped call transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2014	HORIZON PHARMA PUBLIC LIMITED COMPANY

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer